CERTIFICATE OF AMENDMENT
TO THE
FIRST AMENDED AND RESTATED CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PERPETUAL PREFERRED STOCK
OF
VERINT SYSTEMS INC.
The undersigned, being the Chief Administrative Officer of Verint Systems Inc., a Delaware corporation (the “Company”), does hereby certify as follows:
FIRST: The Amended and Restated Certificate of Incorporation of the Company initially authorized the issuance of up to 2,500,000 shares and currently authorizes the issuance of up to 2,207,000 shares of preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”) in one or more series, of which 293,000 shares have been previously issued and subsequently cancelled and are no longer outstanding or available for issuance, and expressly authorizes the Board of Directors of the Company (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for multiple series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series.
SECOND: That a Certificate of Designation, Preferences and Rights of the Series A Convertible Perpetual Preferred Stock was originally filed by the Company with the Secretary of State of the State of Delaware on May 25, 2007 (the “Original Certificate of Designation”), which Original Certificate of Designation was amended pursuant to the Certificate of Amendment to the Certificate of Designation, Preferences and Rights of the Series A Convertible Perpetual Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on August 30, 2012, as further amended by the First Amended and Restated Certificate of Designation, Preferences, and Rights of the Series A Convertible Perpetual Preferred Stock filed by the Company with the Secretary of State of the State of Delaware on May 7, 2020 (as amended, the “Existing Certificate of Designation”), designating the rights, preferences, powers, restrictions and limitations of the Series A Convertible Perpetual Preferred Stock (the “Series A Convertible Perpetual Preferred Stock”).
THIRD: That 200,000 shares of Series A Convertible Perpetual Preferred Stock are currently issued and outstanding.
FOURTH: That the Board, on December 7, 2020, duly adopted resolutions authorizing the amendment of the Existing Certificate of Designation.
FIFTH: By written consent of the holders representing all of the outstanding shares of Series A Convertible Perpetual Preferred Stock in accordance with Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), said amendment has been duly approved and authorized in accordance with Section 242 of the DGCL.

NOW, THEREFORE, BE IT RESOLVED, that the Existing Certificate of Designation is hereby amended as follows:
(i) The definition of CIS Spin-Off Transaction Adjustment Date is hereby amended and restated in its entirety as follows:
“CIS Spin-Off Transaction Adjustment Date” means the tenth (10th) Trading Day following, and including, the Trading Day immediately following the Business Day on which the CIS Spin-Off Transaction is consummated.
(ii) The definition of FMV is hereby amended and restated in its entirety as follows:
“FMV” means the average of the Daily VWAP of a CIS Spin-Off Transaction Share over the 10 Trading Days immediately following, and including, the Trading Day immediately following the Business Day on which the CIS Spin-Off Transaction is consummated.
(iii) The definition of MPo is hereby amended and restated in its entirety as follows:
“MPo” means the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Days immediately following, but including, the Trading Day immediately following the Business Day on which the CIS Spin-Off Transaction is consummated.
(iv) The definition of Ex-Dividend Date is hereby deleted in its entirety.
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IN WITNESS WHEREOF, Verint Systems Inc. has caused this Certificate of Amendment to the First Amended and Restated Certificate of Designation, Preferences and Rights to be signed by Peter Fante, Chief Administrative Officer, and attested by Jonathan Kohl, General Counsel and Corporate Secretary, as of December 8, 2020.

By: /s/ Peter Fante
Name: Peter Fante
Title: Chief Administrative Officer

ATTESTED:
By: /s/ Jonathan Kohl
Name: Jonathan Kohl
Title: General Counsel and Corporate Secretary

[Signature Page for Amendment to Certificate of Designation]